Exhibit 10.2
OMNIBUS AMENDMENT

[AMENDMENT NO. 9 TO RECEIVABLES PURCHASE AGREEMENT AND
AMENDMENT NO. 4 TO RECEIVABLES SALE AGREEMENT]

THIS OMNIBUS AMENDMENT (this “Amendment”) is entered into as of March 31, 2009, by and among Meredith Funding Corporation, a Delaware corporation, (the “Seller”), Meredith Corporation, an Iowa corporation (“Meredith”), as Originator and as initial Servicer (the Servicer, together with Seller, the “Seller Parties” and each, a “Seller Party”), JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA, in its individual capacity as the sole “Financial Institution”, Falcon Asset Securitization Company LLC, formerly known as Falcon Asset Securitization Corporation (the “Conduit” and, together with the sole Financial Institution, the “Purchasers”), and JPMorgan Chase Bank, N.A., successor by merger to Bank One, NA, as agent (together with its successors and assigns hereunder, the “Agent”), with respect to (a) that certain Receivables Purchase Agreement among the parties hereto dated as of April 9, 2002, as heretofore amended (the “Existing RPA”), and (b) that certain Receivables Sale Agreement between the Seller and Meredith dated as of April 9, 2002, as heretofore amended (the “Existing RSA” and, together with the Existing RPA, the “Existing Agreements”).

W I T N E S S E T H :

WHEREAS, Meredith and the Seller are parties to the Existing RSA;

WHEREAS, the Seller Parties, the Purchasers and the Agent are parties to the Existing RPA; and

WHEREAS, the parties desire to amend the Existing Agreements as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Defined Terms.  Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Existing Agreements.

2.  Amendments.

2.1.           Amendments to the Existing RSA.

2.1.1.                      The definitions of “Excluded Receivables” in Exhibit I to the Existing RSA is hereby amended and restated in its entirety to read as follows:

“Excluded Receivables” means indebtedness and other obligations owed to an Originator in connection with the sales of goods or services described on Schedule B, as such Schedule may be modified from time to time by such Originator upon delivery of such revised Schedule to the Buyer and the Agent; provided that the Buyer’s and the Agent’s consent shall be required prior to giving effect to a modification to Schedule B if such modification would exclude an incremental aggregate amount of  Receivables representing more than 10% of the Receivables originated by all Originators in the calendar year most recently ended.

2.1.2.                      Schedule B of the Existing RSA is hereby amended and restated in its entirety to read as set forth in Annex A hereto

2.2.           Amendments to the Existing RPA.

2.2.1. Section 9.1(f)  of the Existing RPA is hereby amended and restated in its entirety to read as follows:

“(f)           (i) As at the end of the month of November, December or January of any calendar year, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 25%, (ii) as at the end of any other calendar month, the average of the Delinquency Ratios as at the end of such month and the two preceding months shall exceed 22%, (iii) as at the end of any calendar month, the average of the Default Ratios as at the end of such month and the two preceding months shall exceed 12%, (iv) as at the end of any calendar month, the average of the Dilution Ratios as at the end of such month and the two preceding months shall exceed 3.00%, or (v) as at the end of any calendar month, the average of the Day Sales Outstanding as at the end of such month and the two preceding months shall exceed 80.0.”

2.2.2.                      Section 9.1(k)  of the Existing RPA is hereby amended and restated in its entirety to read as follows:

“(k)           (i) The Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter (as defined in the Credit Agreement) exceeds 3.75 to 1.00 or (ii) the Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) as of the last day of any Fiscal Quarter (as defined in the Credit Agreement) is less than 2.75 to 1.00.”

2.2.3.                      The following two new Sections are hereby added to the Existing RPA:

Section 10.4.                                           Accounting Based Consolidation Event.  If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in  the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith; provided, however, that in no event may any Affected Entity (or the Agent on its behalf) claim or receive reimbursement or compensation for amounts under this Section 10.4 that would result in its total compensation (inclusive of Yield and fees) exceeding the total compensation that would be payable to a Financial Institution that had purchased Purchaser Interests in the amount of the Purchase Limit from the date such Accounting Based Consolidation Event occurs. Subject to the limitation above, amounts under this Section 10.4 may be demanded at any time without regard to the timing of issuance of any financial statement by any Conduit or by any Affected Entity.

Section 12.3.                                Federal Reserve.   Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or the Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

2.2.4.                      All references in the Existing RPA to the “Prime Rate” (other than the definition of such term in Exhibit I to the Existing RPA and the use of the term in the definition of “Alternate Base Rate”) are hereby replaced with “Alternate Base Rate.”

2.2.5.                      Clause (xiv) of the definition of “Eligible Receivable” in the Existing RPA is hereby amended and restated in its entirety to read as follows:

(xiv)                      which is not subject to any right of rescission, set-off, counterclaim, any other defense (other than potential discharge in bankruptcy, but including defenses arising out of violations of usury laws) (it being understood that only a portion of a Receivable equal to the amount of such set-off, counterclaim or defense shall be deemed not to be an Eligible Receivable) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract),

2.2.6.                      Each of the following new defined terms is hereby inserted into Exhibit I to the Existing RPA in its appropriate alphabetical order:

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity.  An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of the Conduit shall occur.

“Affected Entity” means (i) any Funding Source, (ii) any agent, administrator or manager of the Conduit, or (iii) any bank holding company in respect of any of the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the sum of (a) the greatest of (i) the Prime Rate in effect for such day, (ii) the sum of (A) the Federal Funds Effective Rate in effect on such day plus (B) 0.50%, and, if available, (iii) the sum of (A) the Base LIBO Rate for a Tranche Period of one month at approximately 11:00 a.m. London time on such day plus (B) 1.00%, plus (b) 2.50%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Base LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Base LIBO Rate, respectively.

“Base LIBO Rate” means the rate per annum equal to (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page , as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market)  as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that (i) if Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page providing rate quotations comparable to those currently provided on such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) is not available to the Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan Chase offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period.  The Base LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Commingling Reserve” means:

(a) at any time during which the calculations below are based on Meredith’s quarterly financial statements for the quarter ending June 30, 2009, if either (i) the sum of (A) the cash balance as represented on Meredith’s quarterly financial statements for the quarter ending June 30, 2009, plus (B) the aggregate availability of  the Total Commitment (as defined in the Credit Agreement) as of June 30, 2009 as represented in such quarterly financial statements is less than $25,000,000, or (ii) the Consolidated Leverage Ratio (as defined in the Credit Agreement) for the quarter ending June 30, 2009 as represented in such quarterly financial statements is higher than 2.50 to 1.00, 10% of the Net Receivables Balance;

(b) at any other times if either (i) the sum of (A) the cash balance as of the end of the applicable quarter as represented on Meredith’s most recent quarterly financial statements plus (B) the aggregate availability of the Total Commitment (as defined in the Credit Agreement) as of the end of such quarter as represented in such quarterly financial statements is less than $50,000,000, or (ii) the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of such quarter as represented in such quarterly financial statements is higher than 2.50 to 1.00, 10% of the Net Receivables Balance; and

(c) at all times when the 10% reserve is not applicable under the foregoing clause (a) or clause (b), 0% of the Net Receivables Balance.

The applicability of clauses (a), (b) or (c) above shall be determined on March 31, 2009 (based on Meredith’s financial statements for the quarter ended December 31, 2008) and subsequently determined on each date on which Meredith’s financial statements are delivered pursuant to Section 7.1(a), and such clause shall apply on and from such date of determination until the subsequent date of determination.  Notwithstanding the foregoing, if at any time during which clauses (a) or (b) apply, the Monthly Report indicates, in a manner reasonably satisfactory to the Agent, that less than 5% of total Collections from the previous calendar month were submitted by Obligors directly to Seller or Servicer (rather than being submitted directly by such Obligors to a Lock-Box or Collection Account), then the Commingling Reserve shall be 0% for the following reporting period.

 “Days Sales Outstanding” means, for any Accrual Period, (i) the aggregate Outstanding Balance of all Receivables as of the last day of the Accrual Period ending one Accrual Period prior to such Accrual Period, divided by (ii) the aggregate amount of Collections received during such Accrual Period, multiplied by (iii) 30.

2.2.7.                      The definitions in Exhibit I to the Existing RPA of the terms set forth below are hereby amended and restated in their entirety to read as follows:

“Aggregate Reserves” means, on any date of determination, the sum of the Commingling Reserve, the Loss Reserve, the Yield & Servicing Reserve and the Dilution Reserve.

“Concentration Limit” means, at any time, for any Obligor, 4.00% of the Eligible Receivables Balance, or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Agent and set forth on Schedule C, as such schedule may be modified from time to time by the Agent to add Special Concentration Limits or to cancel any Special Concentration Limit in accordance with the proviso of this definition; provided that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that Conduit or the Required Financial Institutions may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit.

“Credit Agreement” means that certain Credit Agreement dated as of April 5, 2002 among Meredith, as borrower, the lenders listed therein, Bank of America, N.A. (as successor by merger to Fleet National Bank), as Administrative Agent and Issuing Lender, JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, N.A.) and Wells Fargo Bank, National Association, each as Co-Syndication Agent, and SunTrust Bank, Central Florida, National Association, as Documentation Agent, as in effect on March 31, 2009 and as thereafter amended, restated or otherwise modified from time to time with the consent of JPMorgan Chase as the Agent hereunder (it being understood that any amendment, waiver or restatement entered into after March 31, 2009 to which JPMorgan Chase in such capacity is not a consenting party shall be disregarded for purposes of this Agreement).

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to the sum of the Alternate Base Rate plus 1.00%.

“Default Proxy” means as of the last day of any calendar month:

(a) on and prior to March 31, 2009, either (i) the sum of (A) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payments at such time minus 3.0% of the aggregate Outstanding Balance of all Receivables at such time, and (B) the aggregate Outstanding Balance of all Receivables which were written off during such month, or (ii) if such result as computed in clause (i) above is negative, then the last positive calculation of the Default Proxy shall be used; and

(b) beginning on April 1, 2009, the sum of (i) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payments at such time, and (ii) the aggregate Outstanding Balance of all Receivables that were written off during such month.

For purposes of the calculations in clauses (a) and (b) above, all Receivables which are due and payable within less than 30 days from the original billing date shall be deemed to have an original due date of 30 days from the original billing date

 “Dilution Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Originator Sales during the three (3) most recently ended calendar months divided by (ii) the Net Receivables Balance as of such date.

 “Dilution Percentage” means as of the last day of any calendar month, a percentage equal to the greater of (i) 5.00% and (ii) the following calculation:

[(2.5x ED) + ((DS-ED) x DS/ED)] x DHR

where:

ED                      =           the Expected Dilution Ratio at such time.

DS                      =           the Dilution Spike Ratio at such time

DHR                                =           the Dilution Horizon Ratio at  such time.

“Eligible Receivables Balance” means, on any date of determination, the aggregate Outstanding Balance of all Eligible Receivables.

“LIBO Rate” means, for any Tranche Period, a rate per annum equal to the sum of the Base LIBO Rate plus 3.50%.

“Liquidity Termination Date” means March 30, 2010.

“Loss Percentage” means, as of the last day of any calendar month, the greater of (i) 20.00% and (ii)(A) 2.5 times (B) the Loss Ratio as of such date, times (C) the Loss Horizon Ratio as of such date.

“Loss Horizon Ratio” means, as of the last day of any calendar month, a percentage equal to (i) the aggregate Originator Sales during the three-month period ended on such date, divided by (ii) the Net Receivables Balance as of such date.

“Net Receivables Balance” means, at any time, the Eligible Receivables Balance at such time reduced by the sum of (a) the aggregate amount by which the Eligible Receivables Balance of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor, (b) the amount, if any, by which the Eligible Receivables Balance which are due and payable 31 or more days and less than 60 days after their original billing dates exceeds 20% of the Eligible Receivables Balance, (c) the aggregate amount by which the Eligible Receivables Balance of all Governmental Obligors exceeds the Governmental Concentration Limit, (d) the aggregate amount by which the Eligible Receivables Balance of all Canadian Obligors exceeds the Canadian Concentration Limit, and (e) the aggregate amount by which the Eligible Receivables Balance which arise from an obligation of the Obligor to make progress payments exceeds 1% of the Eligible Receivables Balance.

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a)           if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate (other than as a component of the definition of “Alternate Base Rate”), a period of one, two, three or six months, or such other period as may be selected by Seller, commencing on a Business Day selected by Seller pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b)           if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day.  In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date.  The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Agent.

2.2.8.                      Schedule C of the Existing RPA is hereby amended and restated in its entirety to read as follows:

SCHEDULE C

SPECIAL CONCENTRATION LIMITS

Obligor	Special Concentration Limit
Omnicom Group	10.0% of the Eligible Receivables Balance
WPP Group PLC	10.0% of the Eligible Receivables Balance
Home Depot, Inc.	7.5% of the Eligible Receivables Balance
Kraft Foods Company	10.0% of the Eligible Receivables Balance
All other Obligors	4.0% of the Eligible Receivables Balance

2.2.9.                      Exhibit IV to the Existing RPA is hereby amended and restated in its entirety to read as set forth in Annex B hereto.

2.2.10.                      Effective for all Monthly Reports due on or after May 15, 2009, Exhibit X to the Existing RPA is hereby amended and restated in its entirety to read as set forth in Annex C hereto.

3.           Representations and Warranties.  In order to induce the Agent and the Purchasers to enter into this Amendment, each of Meredith and the Seller hereby represents and warrants to the Agent and the Purchasers that after giving effect to the amendments contained in Section 2 above, (a) no Termination Event, Amortization Event, Potential Termination Event or Potential Amortization Event exists and is continuing as of the Effective Date (as defined in Section 4 below), (b) each of Meredith’s representations and warranties contained in Section 2.1 of the Existing RSA is true and correct as of the Effective Date, and (c) each of such Person’s representations and warranties contained in Section 5.1 of the Existing RPA is true and correct as of the Effective Date.

4.           Effective Date.  This Amendment shall become effective as of the date first above written (the “Effective Date”) when the Agent has received (a) counterparts of this Amendment, duly executed by the Seller Parties, the Agent and the Purchasers, (b) counterparts of a second amendment and restatement of the Fee Letter, duly executed by the parties thereto, and (c) payment in immediately available funds of the renewal fee specified in such Fee Letter.  Notwithstanding the foregoing, the parties hereto agree that the amendments set forth in Sections 2.1, 2.2.1, 2.2.7 with respect to the definitions of “Aggregate Reserves”, “Concentration Limit”, “Net Receivables Balance” and the other defined terms used to determine the Aggregate Reserves or compliance with Section 9.1(f), and 2.2.8 shall not become effective until April 1, 2009.

5.           Ratification.  The Existing Agreements, as modified hereby, are hereby ratified, approved and confirmed in all respects.

6.           Reference to Agreements.  From and after the Effective Date hereof, each reference in the Existing RSA or Existing RPA or to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Existing RSA or Existing RPA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Existing RSA or Existing RPA as modified by this Amendment.

7.           Costs and Expenses.  The Seller agrees to pay all costs, fees, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

8.           CHOICE OF LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

9.           Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

<signature pages follow>

IN WITNESS WHEREOF, the Seller Parties, the Purchasers and the Agent have executed this Amendment as of the date first above written.

MEREDITH FUNDING CORPORATION

By:           /s/ Kevin M. Wagner
Name:  Kevin M. Wagner
Title:    President

MEREDITH CORPORATION

By:           /s/ Steven M. Cappaert
Name:  Steven M. Cappaert
Title:    Corporate Controller

FALCON ASSET SECURITIZATION COMPANY LLC

By:  JPMorgan Chase Bank, N.A., its attorney in fact

By:           /s/ Joel C. Gedroic
Name:  Joel C. Gedroic
Title:  Executive Director

JPMORGAN CHASE BANK, N.A., successor by merger to BANK ONE, NA, as a Financial Institution and as Agent

By:           /s/ Joel C. Gedroic
Name:  Joel C. Gedroic
Title:  Executive Director